Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

May 2, 2011

SEARS HOLDINGS ANNOUNCES FIRST QUARTER OUTLOOK

AND INCREASED SHARE REPURCHASE AUTHORIZATION

HOFFMAN ESTATES, IL – In advance of its annual meeting of shareholders to be held May 3, 2011, Sears Holdings Corporation (“Holdings,” “we,” “us,” “our,” or the “Company”) (Nasdaq: SHLD) today announced domestic comparable store sales for the first fiscal quarter ended April 30, 2011 for its Kmart and Sears stores as follows:

Quarter Ended April 30, 2011
Kmart	-1.6%
Sears Domestic	-5.2%

Total	-3.6%

Our domestic comparable store sales decrease was primarily driven by appliances, apparel and consumer electronics. Appliances, which had the most notable decline, benefited in the prior year from the Cash for Appliances rebate programs in the quarter. Apparel experienced slow spring/summer sales due in part to worse weather than the prior year. Sears’ home, sporting goods, jewelry and footwear categories continued to generate comparable store sales growth during the quarter.

Beginning with the first quarter of 2011, we now include internet sales from sears.com and kmart.com shipped direct to customers in comparable store sales. This change resulted in a positive benefit of approximately 50 basis points to total domestic comparable store sales for the quarter. We continue to invest in our multi-channel capabilities to take advantage of sales as they convert from traditional sources to the internet. During the quarter, our internet sales on sears.com and kmart.com shipped directly to customers (as opposed to picked-up in store) increased 22.4%.

Sears Canada expects to report a comparable store sales decline of 9.2% for the quarter.

We currently expect a net loss attributable to Holdings’ shareholders for the first quarter ended April 30, 2011 of between $145 million and $195 million, or between $1.35 and $1.81 per diluted share. In the first quarter of fiscal 2010, we reported net income attributable to Holdings’ shareholders of $16 million, or $0.14 per diluted share.

We currently expect to end the first quarter with approximately $9.8 billion in merchandise inventories (domestic of $8.9 billion and $0.9 billion at Sears Canada).

Adjusted EBITDA

The Company expects to report total Adjusted EBITDA of $25 million to $105 million in the first quarter (domestic of $50 million to $100 million and Sears Canada of $(25) million to $5 million), which is computed as follows:

•	expected net loss attributable to Holdings’ shareholders of $145 million to $195 million;

•

plus income statement line items not included in EBITDA consisting of income attributable to noncontrolling interest, income taxes, other income (loss), interest and investment income, interest expense, depreciation and amortization expense and gains on sales of assets of $149 million to $279 million;

•	plus domestic pension expense and closed store / severance costs not included in Adjusted EBITDA of $21 million.

In the first quarter of 2010, we reported Adjusted EBITDA of $304 million (domestic of $257 million and Sears Canada of $47 million). For further discussion of the reconciling items, see the Company’s press release on fourth quarter and full year 2010 results issued on February 24, 2011.

Share Repurchase Activity

During the first quarter, we have repurchased 1.2 million of our common shares at a total cost of $101 million, an average price of $81.61 per share, under our share repurchase program. At April 30, 2011, we had $86 million of remaining authorization under our common share repurchase program.

The Company also announced today that its Board of Directors has approved the repurchase of up to an additional $500 million of the Company’s common shares. This authorization is in addition to the $86 million worth of shares that remain available for repurchase under the Company’s existing repurchase program. The shares are expected to be purchased in the open market or in privately negotiated transactions. Timing will be dependent on prevailing market conditions, alternative uses of capital and other factors. The Company has repurchased approximately 56.9 million of the Company’s common shares at a total cost of $5.9 billion since the third quarter of fiscal 2005, when Holdings’ repurchase plan was first approved.

As previously announced, we expect to release first quarter results on or about May 19, 2011.

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the first quarter of fiscal 2011. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fourth largest broadline retailer with over 4,000 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, consumer electronics and automotive repair and maintenance. Sears Holdings is the 2011 ENERGY STAR® Retail Partner of the Year. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has the Country Living collection, which is offered by Sears and Kmart. We are the nation’s largest provider of home services, with more than 11 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com.

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